Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:

Feb. 23, 2017	Debra Peterson, 913-353-7569 debra.d.peterson@centurylink.com

CenturyLink announces resignation of board member Gregory McCray

MONROE, La. – CenturyLink, Inc. (NYSE: CTL) today announced that board member Gregory McCray is resigning effective Feb. 23 after accepting a position as chief executive officer of Access, an Alphabet subsidiary.

“Greg has been a valued member of our board and we appreciate his many contributions,” said CenturyLink Chief Executive Officer and President Glen F. Post III. “During his time on our board, we have completed several major acquisitions which have resulted in CenturyLink’s transformation into a global communications and IT services company. We thank Greg for his service and insights during this period of growth for our company.”

“CenturyLink has a strong leadership team that is focused on delivering the products and services its customers need in this time of incredible growth in the communications industry,” McCray said. “I will miss serving on the CenturyLink board, but am looking forward to the opportunities before me in my new position.”

McCray has served on the CenturyLink board of directors since 2005. The CenturyLink board of directors will determine in the coming weeks whether to replace McCray or reduce the size of the board.

About CenturyLink

CenturyLink (NYSE: CTL) is a global communications, hosting, cloud and IT services company enabling millions of customers to transform their businesses and their lives through innovative technology solutions. CenturyLink offers network and data systems management, big data analytics and IT consulting, and operates more than 55 data centers in North America, Europe and Asia. The company provides broadband, voice, video, data and managed services over a robust 250,000-route-mile U.S. fiber network and a 300,000-route-mile international transport network. Visit CenturyLink for more information.

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